UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 13, 2013

PolyOne Corporation

(Exact Name of Registrant as Specified in Charter)

Ohio	1-16091	34-1730488
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PolyOne Center

33587 Walker Road

Avon Lake, Ohio 44012

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (440) 930-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 13, 2013, Robert M. Rosenau, Senior Vice President, President of Performance Products and Solutions, informed the Company that he will retire from the Company on September 30, 2013, following an exemplary 37-year career.

The Company has identified Michael A. Garratt to replace Mr. Rosenau as Senior Vice President, President of Performance Products and Solutions. With more than 20 years of experience in the specialty polymer sector, Mr. Garratt joins PolyOne from Marmon Utility, a Berkshire Hathaway company, where he served as President. Prior to joining Marmon, Mr. Garratt served as Chief Operating Officer of Excel Polymers, where he led a successful business turnaround, resulting in improvements in revenue and profitability.

Mr. Garratt’s chemical career began with Dow, where he served in commercial and marketing roles in Canada and the United States. For 10 years he worked for DuPont Dow Elastomers, a global joint venture, where he held market development and product management positions, culminating in a regional commercial leadership role for Europe, the Middle East and Africa, while based in Geneva, Switzerland and Bad Homburg, Germany. Mr. Garratt holds a bachelor’s degree in applied chemistry from McMaster University in Hamilton, Ontario, Canada, and an MBA from University of Toronto, in Toronto, Ontario, Canada.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYONE CORPORATION

By:	/s/ Lisa K. Kunkle
Lisa K. Kunkle
Vice President, General Counsel and
Secretary

Date: August 19, 2013